Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
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PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2010 RESULTS;

PROVIDES 2011 EARNINGS PER SHARE FORECAST

2010 Full-Year

•	Reported diluted earnings per share of $3.92, up by 21.0%, or by 17.3% excluding currency, versus $3.24 in 2009

•	Adjusted diluted earnings per share of $3.87, as detailed in the attached Schedule 16, up by 17.6%, or by 14.0% excluding currency, versus $3.29 in 2009

•	Reported net revenues, excluding excise taxes, up by 8.7% to $27.2 billion, or by 5.9% excluding currency, driven by favorable pricing of $1.7 billion

•	Reported operating companies income up by 11.6% to $11.5 billion, or by 8.3% excluding currency

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 15, up by 10.3% to $11.5 billion, or by 7.0% excluding currency

•	Operating income up by 11.6% to $11.2 billion

•	Completed its 2008-2010 gross cumulative productivity and cost savings program, realizing gross savings of $1.5 billion

•	Completed, ahead of schedule, its 2010-2012 working capital improvement initiative of $750 million to $1 billion

•

Free cash flow, defined as net cash provided by operating activities less capital expenditures, up by 21.7% to $8.7 billion, and up by the same percentage excluding currency, as detailed in the attached Schedule 19

•	Repurchased 97.1 million shares of its common stock for $5.0 billion

•	Increased the regular quarterly dividend during 2010 by 10.3% to an annualized rate of $2.56 per common share

•	Announced, during 2010, a new business combination in the Philippines; a tobacco leaf sourcing initiative in Brazil; and, in 2011, a new business structure in Vietnam

2010 Fourth-Quarter

•	Reported diluted earnings per share of $0.96, up by 20.0%, or by 18.8% excluding currency, versus $0.80 in 2009

•	Adjusted diluted earnings per share of $0.97, up by 19.8%, or by 18.5% excluding currency, versus $0.81 in 2009

•	Reported net revenues, excluding excise taxes, up by 4.8% to $7.0 billion, or by 5.4% excluding currency, driven by favorable pricing of $580 million

•	Reported operating companies income up by 12.3% to $2.8 billion, or by 11.6% excluding currency

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 11, up by 12.2% to 2.8 billion, or by 11.5% excluding currency

•	Operating income up by 12.4% to $2.7 billion

•	Free cash flow, defined as net cash provided by operating activities less capital expenditures, up by 9.6% to $1.4 billion, or by 9.1% excluding currency as detailed in the attached Schedule 19

2011

•

Forecasts 2011 full-year reported diluted earnings per share to be in a range of $4.35 to $4.45, at prevailing exchange rates, versus $3.92 in 2010; excluding a favorable currency impact of approximately $0.10, reported diluted earnings per share are projected to increase by approximately 8.5% to 11%, or by approximately 10% to 12.5% versus adjusted diluted earnings per share of $3.87 in 2010

•	Announces planned share repurchases in 2011 of approximately $5.0 billion against its previously communicated three-year share repurchase program of $12 billion, initiated in May 2010

•	Announces a one-year gross productivity and cost savings target for 2011 of approximately $250 million

NEW YORK, February 10, 2011 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2010 full-year and fourth-quarter results, and provided its forecast for 2011 full-year reported diluted earnings per share.

“With much of the developed world still grappling with high unemployment levels, heavy debt burdens and high budget deficits, we nevertheless posted a solid financial performance in the fourth-quarter and for the full year,” said Louis C. Camilleri, Chairman and Chief Executive Officer. “We surpassed our earnings per share and cash flow targets by a comfortable margin and, importantly, we grew our global market share for the third year in succession, driven by the improved performance of our flagship brand, Marlboro”.

“Our strong and growing cash flow in 2010 underpinned our ability to generously reward our shareholders through higher dividends and ongoing share repurchase programs, generating a very robust total shareholder return for the full year of 27.2%. Our confidence in our strong business momentum is such that we are now pleased to announce our 2011 full-year adjusted earnings guidance, excluding currency, to be up by approximately 10% to 12.5%, compared to $3.87 in 2010.”

Conference Call

A conference call, hosted by Louis C. Camilleri, Chairman and Chief Executive Officer, and Hermann Waldemer, Chief Financial Officer, with members of the investment community and news media, will be webcast at 1:00 p.m., Eastern Time, on February 10, 2011. Access is available at www.pmi.com.

Dividends and Share Repurchase Program

During the fourth quarter of 2010, PMI announced a regular quarterly dividend of $0.64 per common share. PMI increased its quarterly dividend in September 2010 by 10.3% to an annualized rate of $2.56 per common share. Since its spin-off in March 2008, PMI has increased its regular quarterly dividend by 39.1% from the initial annualized dividend rate of $1.84 per common share.

In April 2010, PMI completed its 2008-2010 share repurchase program of $13 billion and, in May 2010, initiated a new, three-year share repurchase program of $12 billion. During the fourth quarter, PMI spent $1.1 billion to repurchase 18.6 million shares of its common stock, as shown in the table below.

2010 PMI Share Repurchases
	Value	Shares
	($ Mio.)	000
$13 billion, two-year program, completed in April 2010	2,074	41,120
$12 billion, three-year program, May-June 2010	765	16,609
$12 billion, three-year program, July-September 2010	1,100	20,725
$12 billion, three-year program, October-December 2010	1,088	18,599

Total	5,027	97,053

Since May 2008, when PMI began its first share repurchase program, the company has spent an aggregate total of $16.0 billion to repurchase 334 million shares, or 15.8% of the shares outstanding at the time of the spin in March 2008.

PMI’s 2011 full-year forecast includes planned share repurchases of approximately $5.0 billion against its previously communicated three-year share repurchase program of $12 billion, initiated in May 2010.

Acquisitions and Agreements

In February 2010, PMI announced that its affiliate, Philip Morris Philippines Manufacturing Inc. (PMPMI), and Fortune Tobacco Corporation (FTC), one of the five largest privately-owned cigarette companies in the world, had signed an agreement to unite their respective business activities by transferring selected assets and liabilities of PMPMI and FTC to a new company called PMFTC, with each party holding an equal economic interest. The Philippines is the sixth largest global cigarette market, excluding the USA, with an estimated 2010 volume of 101 billion cigarettes.

In June 2010, PMI announced that its affiliate, Philip Morris Brasil Industria e Comercio Ltda. (PMB), was to begin directly sourcing tobacco leaf from tobacco farmers in Southern Brazil following separate agreements with two current leaf suppliers in Brazil, Alliance One Brasil Exportadora de Tabacos Ltda. (AOB), a subsidiary of Alliance One International, Inc., and Universal Leaf Tabacos Ltda. (ULT), a subsidiary of Universal Corporation. This initiative has enhanced PMI’s direct presence in the supply chain and is expected to provide approximately 10% of PMI’s global leaf requirements, bringing PMI’s worldwide level of direct farmer leaf purchases to approximately 40%.

Effective January 1, 2011, PMI established a new business structure with Vietnam National Tobacco Corporation (Vinataba) in Vietnam. Under the terms of the agreement, PMI will further develop its existing joint venture with Vinataba through the licensing of Marlboro and the establishment of a PMI-controlled branch for the business building of PMI brands. The Vietnamese market is the fourteenth largest in the world, excluding the USA, with an estimated 2010 volume of 77 billion cigarettes.

In January 2011, PMI announced that it would no longer pursue its intention to acquire Productora Tabacalera de Colombia, Protabaco Ltda. Whilst approval to proceed with the acquisition was granted by the Superintendent of Industry and Trade of Colombia in October 2010, the approval was subject to several significant conditions and constraints that ultimately proved to be too burdensome. After an exhaustive review of its options, PMI concluded that the transaction, in light of the conditions, would not satisfy the strategic and financial objectives that were originally envisaged.

Productivity, Cost Savings and Working Capital Improvement Programs

PMI announces the completion of its three-year, gross cumulative productivity and cost savings program of $1.5 billion originally communicated at the time of the spin-off in March 2008. In total, gross savings of approximately $1.5 billion were realized, primarily through: in-sourcing of volumes formerly produced by PM USA; manufacturing footprint optimization; streamlining of the European Operations Center and regional offices for the Asia and Latin America & Canada Regions; the implementation of shared service centers in Krakow and Buenos Aires; product specification changes; and, back-office rationalization in the EU Region.

PMI announces the completion, two years ahead of schedule, of its initiative to generate an additional $750 million to $1.0 billion in cash through improvements in working capital over the period 2010-2012. Originally communicated in November 2009, the target was achieved at the upper end of the range, driven mainly by improved net receivables, the favorable impact of improved forestalling regulations, and a reduction of inventory durations.

PMI announces a one-year, gross productivity and cost savings target in 2011 of approximately $250 million to be achieved through additional product specification changes, improved manufacturing performance and various procurement-related initiatives.

2011 Full-Year Forecast

PMI forecasts 2011 full-year reported diluted earnings per share to be in a range of $4.35 to $4.45, at prevailing exchange rates, versus $3.92 in 2010; excluding a favorable currency impact of approximately $0.10, reported diluted earnings per share are projected to increase by approximately 8.5% to 11%, or by approximately 10% to 12.5% versus adjusted diluted earnings per share of $3.87 in 2010. This guidance excludes the impact of any potential future acquisitions, asset impairment and exit cost charges, and any unusual events.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2010 FULL-YEAR AND FOURTH-QUARTER CONSOLIDATED RESULTS

Management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and to allocate resources. In the following discussion, the term “net revenues” refers to net revenues, excluding excise taxes, unless otherwise stated. Management also reviews OCI, operating margins and EPS on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions or asset impairment and exit costs), EBITDA, free cash flow and net debt. Management believes it is appropriate to disclose these measures to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings provided with this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided with this release. References to total international cigarette market, total cigarette market, total market and market shares are PMI estimates based on latest available data from a number of sources. Comparisons are to the same prior-year period unless otherwise stated.

NET REVENUES

PMI Net Revenues ($ Millions)

	Full-Year				Fourth-Quarter
				Excl.				Excl.
	2010	2009	Change	Curr.	2010	2009	Change	Curr.
European Union	$8,811	$9,041	(2.5)%	(0.6)%	$2,193	$2,366	(7.3)%	(0.3)%
Eastern Europe, Middle East & Africa	7,409	6,795	9.0%	7.9%	1,878	1,873	0.3%	1.8%
Asia	7,935	6,528	21.6%	12.2%	2,106	1,714	22.9%	15.5%
Latin America & Canada	3,053	2,671	14.3%	7.6%	860	764	12.6%	8.9%

Total PMI	$27,208	$25,035	8.7%	5.9%	$7,037	$6,717	4.8%	5.4%

Net revenues of $27.2 billion were up by 8.7% for the full-year 2010, including favorable currency of $694 million. Excluding currency, net revenues increased by 5.9%, primarily driven by favorable pricing of $1.7 billion across all business segments and acquisitions, partly offset by unfavorable volume/mix of $814 million, mainly due to: in the EU, Germany, Greece and Spain; in EEMA, Romania, Turkey and Ukraine, partly offset by Algeria; and, in Asia, Japan, partly offset by Indonesia, Korea and the Philippines. Excluding currency and acquisitions, net revenues increased by 3.4%.

In the fourth-quarter 2010, net revenues of $7.0 billion were up by 4.8%, despite unfavorable currency of $40 million. Excluding currency, net revenues increased by 5.4%, primarily driven by favorable pricing of $580 million across all business segments and the impact of acquisitions, partly offset by unfavorable volume/mix of $391 million, mainly due to: in the EU, Greece, Poland and Spain, partly offset by France and Italy; in EEMA, Romania, Turkey and Ukraine; and, in Asia, Japan, partly offset by Indonesia and Korea. Approximately 20% of the favorable pricing variance in the fourth quarter was generated by the revaluation of inventory at PMI’s distributor in Japan following the tax-driven price increase of October 1, 2010. Excluding currency and acquisitions, net revenues increased by 2.8%.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)

	Full-Year				Fourth-Quarter
				Excl.				Excl.
	2010	2009	Change	Curr.	2010	2009	Change	Curr.

European Union	$4,311	$4,506	(4.3)%	(0.1)%	$1,031	$1,109	(7.0)%	2.9%
Eastern Europe, Middle East & Africa	3,152	2,663	18.4%	14.3%	740	681	8.7%	3.8%
Asia	3,049	2,436	25.2%	11.1%	790	503	57.1%	41.4%
Latin America & Canada	953	666	43.1%	30.3%	254	214	18.7%	11.2%

Total PMI	$11,465	$10,271	11.6%	8.3%	$2,815	$2,507	12.3%	11.6%

Operating income increased by 11.6% to $11.2 billion for the full-year 2010. Reported operating companies income was up by 11.6% to $11.5 billion, including favorable currency of $343 million. Excluding currency, operating companies income was up by 8.3%, primarily driven by higher pricing, partly offset by unfavorable volume/mix and higher costs. Excluding currency and the favorable impact of acquisitions which contributed 1.1 percentage points of growth, operating companies income was up by 7.2%.

Adjusted operating companies income for the full-year 2010 grew by 10.3%, as shown in the table below and detailed on Schedule 15.

Fourth-quarter 2010 operating income increased by 12.4% to $2.7 billion. Reported operating companies income was up by 12.3% to $2.8 billion, including favorable currency of $18 million. Operating companies income, excluding currency, was up by 11.6%, primarily driven by higher pricing, partly offset by unfavorable volume/mix. Excluding currency and the favorable impact of acquisitions, which contributed approximately 0.8 percentage points of growth, operating companies income was up by 10.8%.

Adjusted operating companies income for the fourth-quarter grew by 12.2% as shown in the table below and detailed on Schedule 11.

PMI Operating Companies Income ($ Millions)

	Full-Year				Fourth-Quarter
	2010	2009	Change		2010	2009	Change
Reported OCI	$11,465	$10,271	11.6%		$2,815	$2,507	12.3%
Colombian investment & cooperation agreement charge	0	135			0	0
Asset impairment & exit costs	47	29			27	26

Adjusted OCI	$11,512	$10,435	10.3%		$2,842	$2,533	12.2%
Adjusted OCI Margin*	42.3%	41.7%	0.6	p.p.	40.4%	37.7%	2.7	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding the impact of currency, was up for the full-year 2010 by 0.4 percentage points to 42.1%, as detailed on Schedule 15. Excluding currency and acquisitions, which includes our business combination with Fortune Tobacco Corporation in the Philippines, adjusted operating companies income margin was up by 0.9 percentage points to 42.6%.

Fourth-quarter 2010 adjusted operating companies income margin, excluding the impact of currency, was up by 2.2 percentage points to 39.9%, as detailed on Schedule 11. Excluding currency and acquisitions, adjusted operating companies income margin was up by 2.6 percentage points to 40.3%.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	Full-Year			Fourth-Quarter
	2010	2009	Change	2010	2009	Change
European Union	222,964	235,300	(5.2)%	53,347	56,413	(5.4)%
Eastern Europe, Middle East & Africa	289,312	298,760	(3.2)%	72,047	76,663	(6.0)%
Asia	282,290	226,204	24.8%	70,702	56,973	24.1%
Latin America & Canada	105,290	103,779	1.5%	28,854	28,176	2.4%

Total PMI	899,856	864,043	4.1%	224,950	218,225	3.1%

2010 Full-Year Results

PMI’s cigarette shipment volume of 899.9 billion units was up by 4.1%. In the EU, cigarette shipment volume decreased by 5.2%, predominantly due to: lower total markets, notably in the Baltic States, Greece, Poland and Spain, due to tax-driven pricing and adverse economic conditions; and lower market share, mainly in the Czech Republic, Germany, Greece and Portugal. In EEMA, cigarette shipment volume declined by 3.2%, primarily due to: Romania, reflecting a lower total market and lower market share following excise tax increases in 2009 and January and July, 2010, as well as unfavorable trade inventory movements; Turkey, reflecting the unfavorable impact of a significant excise tax increase in January 2010; and Ukraine, reflecting the unfavorable impact of steep tax-driven price increases in January and July, 2010; partly offset by increases in Russia, mainly driven by higher market share and favorable distributor inventory movements, and North Africa, mainly in Algeria, reflecting higher market share. In Asia, PMI’s cigarette shipment volume increased by 24.8%, primarily driven by growth in Indonesia, reflecting a higher total market, Korea, driven by higher share, and the favorable impact of the business combination with Fortune Tobacco Corporation in the Philippines of 57.4 billion units. This was partially offset by Japan, due to the lower total market reflecting the impact of the October 1, 2010, tax increase and unfavorable trade inventory movements, partly offset by higher market share. In Latin America & Canada, cigarette shipment volume increased by 1.5%, driven mainly by Canada, reflecting a higher tax-paid market, and Mexico, driven by trade inventory movements ahead of the significant January 1, 2011, excise tax increase.

On an organic basis, which excludes acquisitions, PMI’s cigarette shipment volume was down by 2.5%.

Total cigarette shipments of Marlboro of 297.4 billion units were down by 1.5%, due primarily to a decrease in the EU of 5.8%, mainly reflecting: lower share in Germany, lower share in Greece, driven by excise tax and VAT-driven price increases, and a lower total market in Spain; a decrease in EEMA of 1.5%, primarily due to Turkey, reflecting tax-driven price increases, Romania and Russia, partially offset by strong growth in North Africa; an increase in Asia of 3.0%, led by robust growth in Korea and the Philippines, offset by Japan following the significant tax increase of October 1, 2010; and growth in Latin America and Canada of 2.1%, driven by Colombia and Mexico.

Total cigarette shipments of L&M of 88.6 billion units were down by 2.4%, with shipment growth in the EU, primarily in Germany and Greece, more than offset by EEMA, primarily due to declines in Russia and Ukraine, partly offset by growth in Algeria.

Due mainly to double-digit declines in shipments in Spain and Ukraine, partially offset by growth in Poland and Russia, total cigarette shipments of Chesterfield of 36.4 billion units declined by 3.3%. Total cigarette shipments of Parliament of 35.2 billion units were down by 5.7%, due primarily to declines in Japan and Turkey, partially offset by growth in Korea. Total cigarette shipments of Lark of 28.7 billion units decreased by 6.0%, due primarily to declines in Japan, partially offset by growth in Turkey. Total cigarette shipments of Bond Street of 44.1 billion units increased by 5.7%, driven by double-digit growth in Russia, partly offset by declines in Turkey and Ukraine.

Total shipment volume of other tobacco products (OTP), in cigarette equivalent units, grew by 35.1%, benefitting from the acquisition of Swedish Match South Africa (Proprietary) Limited. Excluding acquisitions, shipment volume of OTP was down by 4.3%, primarily due to lower volume in Poland, reflecting the impact of the excise tax alignment of pipe tobacco to roll-your-own in the first quarter of 2009, partly offset by the growth of fine cut in Belgium, Germany and Spain.

Total shipment volume for cigarettes and OTP was up by 4.8%, or down by 2.5% excluding acquisitions.

PMI’s market share performance for the full-year was stable, or registered growth, in a number of key markets, including Algeria, Argentina, Belgium, Brazil, Egypt, Indonesia, Japan, Korea, Mexico, the Netherlands, Pakistan, Poland, Russia, Singapore, Switzerland and Thailand.

2010 Fourth-Quarter Results

PMI’s cigarette shipment volume of 224.9 billion units was up by 3.1%. In the EU, cigarette shipment volume decreased by 5.4%, predominantly due to: lower total markets, notably in Italy, reflecting the impact of price increases in September 2010, Poland and Spain; and lower market share in Greece, Italy and Poland. In EEMA, cigarette shipment volume declined by 6.0%, primarily due to Romania, reflecting a lower market share and unfavorable trade inventory movements, and Ukraine, reflecting the unfavorable impact of steep tax-driven price increases in January and July, 2010, as well as lower share driven by low-price competition. In Asia, PMI’s cigarette shipment volume increased by 24.1%, primarily reflecting growth in Indonesia, driven by a higher total market, and Korea, reflecting higher market share, as well as the favorable impact of the business combination with Fortune Tobacco Corporation in the Philippines of 17.9 billion units. This was partially offset by Japan, reflecting a lower total market, down by 45.8%, driven by unfavorable trade inventory movements following the October 1, 2010, tax increase, and by a lower total market in Pakistan, down by 7.8%, mainly due to consumer down-trading to the non-tax paid industry due to steep excise tax-driven price increases since early 2009. In Latin America & Canada, cigarette shipment volume increased by 2.4%, driven mainly by Mexico reflecting trade inventory movements in anticipation of price increases in December 2010 prior to a significant excise tax increase in January 2011.

On an organic basis, which excludes acquisitions, PMI’s cigarette shipment volume was down by 5.1%.

Total cigarette shipments of Marlboro of 72.9 billion units were down by 3.8%, due primarily to a decrease in the EU of 4.5%, mainly reflecting: lower share in Greece, driven by excise tax and VAT-driven price increases, and a lower total market in Spain; a decrease in EEMA of 4.8%, primarily due to Romania, and Turkey, partially offset by robust growth in Algeria; a decrease in Asia of 8.7%, almost entirely due to Japan, partly offset by growth in Indonesia, Korea and the Philippines; and an increase in Latin America and Canada of 7.5%, driven by Mexico.

Total cigarette shipments of L&M of 22.4 billion units were down by 1.6%, with growth in Asia and Latin America & Canada more than offset by decreases in the EU, mainly Poland and Spain, and in EEMA, primarily due to Russia and Ukraine, partly offset by growth in Turkey. Due mainly to double-digit declines in shipments in Spain and Ukraine, partially offset by overall growth in the EU, driven by Poland and Portugal, total cigarette shipments of Chesterfield of 8.8 billion units declined by 6.8%. Total cigarette shipments of Parliament of 8.5 billion units were down by 8.9%, due primarily to declines in Japan and Turkey, partially offset by growth in Korea. Total cigarette shipments of Lark of 5.9 billion units decreased by 25.6%, due primarily to declines in Japan and Turkey. Total cigarette shipments of Bond Street of 10.9 billion units decreased by 1.9%, with double-digit growth in Russia, offset by declines in Turkey and Ukraine.

Total shipment volume of other tobacco products (OTP), in cigarette equivalent units, grew by 1.0%, driven primarily by growth in Germany and Spain.

Total shipment volume for cigarettes and OTP was up by 3.0%, or down by 4.9% excluding acquisitions.

PMI’s market share performance in the quarter was stable, or registered growth, in a number of key markets, including Algeria, Argentina, Belgium, Brazil, Egypt, Indonesia, Japan, Korea, Mexico, the Netherlands, Saudi Arabia, Singapore, Thailand and Turkey.

EUROPEAN UNION REGION (EU)

2010 Full-Year Results

In the EU, net revenues decreased by 2.5% to $8.8 billion, including unfavorable currency of $172 million. Excluding currency, net revenues declined by 0.6%, primarily reflecting higher pricing of $391 million, which included the unfavorable impact of a partial absorption of excise tax increases in Greece, which was more than offset by $452 million of unfavorable volume/mix. The unfavorable volume/mix was primarily attributable to a lower total market and share in Greece, lower total markets in Italy and Spain, and lower share in Germany. Adjusted for the aforementioned unfavorable impact in Greece, net revenues in the EU, excluding currency, increased by 1.0%.

Operating companies income decreased by 4.3% to $4.3 billion, due predominantly to unfavorable volume/mix of $341 million and unfavorable currency of $191 million, partially offset by favorable pricing. Excluding the impact of currency, operating companies income was essentially flat, primarily reflecting favorable pricing offset by unfavorable volume/mix, the partial excise tax absorption in Greece and higher costs. Adjusted operating companies income decreased by 4.3%, as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding currency, was essentially flat.

EU Operating Companies Income ($ Millions)

	Full-Year				Fourth-Quarter
	2010	2009	Change		2010	2009	Change
Reported OCI	$4,311	$4,506	(4.3)%		$1,031	$1,109	(7.0)%
Asset impairment & exit costs	27	29			7	26

Adjusted OCI	$4,338	$4,535	(4.3)%		$1,038	$1,135	(8.5)%
Adjusted OCI Margin*	49.2%	50.2%	(1.0	) p.p.	47.3%	48.0%	(0.7	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up by 0.2 percentage points to 50.4%, as detailed on Schedule 15.

The total cigarette market in the EU declined by 4.6%, mainly reflecting a lower total market in Greece, Poland and Spain, principally due to the unfavorable impact of tax-driven price increases, and the impact of continued adverse economic conditions, particularly in Greece and Spain.

PMI’s cigarette shipment volume in the EU declined by 5.2%, primarily reflecting the impact of the lower total market as described above and lower share. Shipment volume of Marlboro decreased by 5.8%, mainly due to lower total markets as well as lower share in Germany and Greece. Shipment volume of L&M increased by 2.9%, driven by share growth primarily in Germany, Greece, the Netherlands, Slovakia and Switzerland.

PMI’s market share in the EU was down by 0.2 share points to 38.6% as gains, primarily in Belgium, Hungary, the Netherlands and Poland, were offset by share declines, mainly in the Czech Republic, Germany, Greece and Portugal. Marlboro’s share in the EU was down by 0.3 share points to 18.1%, reflecting a higher share in Italy, Poland and the Netherlands, offset by lower share in Austria, France, Germany and Greece. L&M’s market share in the EU grew by 0.3 points to 6.1%, primarily driven by gains in the Czech Republic, Belgium, Denmark, Germany, Greece, the Netherlands, Slovakia, Spain, Sweden and Switzerland.

2010 Fourth-Quarter Results

In the EU, net revenues decreased by 7.3% to $2.2 billion, including unfavorable currency of $166 million. Excluding currency, net revenues declined by 0.3%, primarily reflecting higher pricing of $86 million which included the unfavorable impact of partial absorption of excise tax increases in Greece, which was offset by $93 million of unfavorable volume/mix. The unfavorable volume/mix was primarily attributable to a lower total market and share in Greece and a lower total market in Spain and Poland. Adjusted for the unfavorable impact in Greece, net revenues in the EU, excluding currency, increased by 2.0%.

Operating companies income decreased by 7.0% to $1.0 billion, due predominantly to unfavorable currency of $110 million and unfavorable volume/mix of $70 million, partially offset by favorable pricing. Excluding the impact of currency, operating companies income increased by 2.9%. Adjusted operating companies income decreased by 8.5%, as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding currency, increased by 1.1%. Excluding the impact of currency, adjusted operating companies income margin was up by 0.7 percentage points to 48.7%, as detailed on Schedule 11.

The total cigarette market in the EU declined by 5.0%, mainly reflecting a lower total market in Greece, Poland and Spain, principally due to the unfavorable impact of tax-driven price increases, and the impact of continued adverse economic conditions, particularly in Greece and Spain.

PMI’s cigarette shipment volume in the EU declined by 5.4%, primarily reflecting the impact of the lower total market as described above and lower share. Shipment volume of Marlboro decreased by 4.5%, mainly due to the lower total market and lower share in Germany and Greece. Shipment volume of L&M decreased by 3.0%, driven by a lower total market, partially offset by higher share.

PMI’s market share in the EU was down by 0.5 share points to 37.9%, mainly due to lower share in Greece. Marlboro’s share in the EU was down by 0.2 share points to 18.0%, reflecting a higher share in the Netherlands, Belgium, Poland and Spain, offset by lower share in Austria, France, Germany and Greece. L&M’s market share in the EU grew by 0.1 point to 6.0%, primarily driven by gains in Germany, Greece, the Netherlands, Slovakia and Switzerland.

EU Key Market Commentaries

In the Czech Republic, the total cigarette market was down by 2.7% in 2010, reflecting the impact of tax-driven price increases implemented in April 2010. PMI’s shipments were down by 7.9%. Market share was down by 2.7 points to 47.8%, mainly reflecting share declines for lower-margin local brands, partially offset by a higher share for Marlboro, up by 0.1 point to 6.8%, and for L&M, up by 0.5 points to 7.5%.

In France, the total cigarette market was down by a modest 0.3% in 2010 and PMI’s shipments were down marginally by 0.1%. Market share was down by 0.2 points to 40.4%, and whilst Marlboro’s share declined by 0.6 points to 25.9%, it was more than offset by a higher share for the premium Philip Morris brand, up by 0.8 points to 7.8%.

In Germany, the total cigarette market was essentially flat in the fourth-quarter 2010, reflecting the favorable impact of increased sales to the trade by competitors, and down by 1.9% for the full year. PMI’s shipments were down by 4.7% in 2010, due primarily to the lower total market and a lower share of 35.5%, down by 1.0 share point. Compared to the third quarter of 2010, PMI’s market share in the fourth quarter was up by 0.9 points, from 34.9% to 35.8%. Although Marlboro’s share decreased by 1.6 share points to 21.4% in 2010, reflecting the continued impact of price sensitivity among adult consumers, it was up by 0.5 points in the fourth quarter compared to the third quarter of 2010, from 21.1% to 21.6%. L&M, the fastest-growing cigarette brand on the market in 2010, gained 1.0 share point to reach 9.3%.

In Italy, the total cigarette market was down by 2.4% in 2010, primarily reflecting the impact of price increases in December 2009 and September 2010. PMI’s shipments were down by 3.1%, primarily reflecting a lower total market. Although market share declined slightly by 0.2 points to 53.9%, Marlboro’s share increased by 0.2 points to 22.8%, partially supported by the June 2010 launch of Marlboro Core Flavor.

In Poland, the total cigarette market was down by 6.2% in 2010, reflecting the impact of tax-driven price increases in the first quarter of 2010, as well as price increases in the fourth quarter of 2010 in anticipation of excise and VAT increases in January 2011. Although PMI’s shipments were down by 3.3%, market share was up by 1.2 points to 37.3%, primarily reflecting higher Marlboro share, up by 1.0 share point to 10.4%, assisted by the launch of Marlboro Frost in the first quarter of 2010.

In Spain, the total cigarette market was down by 11.0% in 2010, largely due to the continuing adverse economic environment, the impact of the price increase in January 2010, the June 2010 VAT-driven price increase and the December 2010 excise tax-driven price increase. Whilst PMI’s shipments were down by 11.5%, PMI’s market share remained firm, down by just 0.2 points to 31.7%, mainly reflecting a stable Marlboro share at 15.3%, and a growing L&M share, up by 0.4 points to 6.3%, offset by a decline in the share of Chesterfield, down by 0.7 points to 8.7%.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

2010 Full-Year Results

In EEMA, net revenues increased by 9.0% to $7.4 billion, including favorable currency of $76 million. Excluding the impact of currency, net revenues increased by 7.9%, primarily driven by favorable pricing of $605 million, which more than offset unfavorable volume/mix of $147 million. Excluding the impact of currency and acquisitions, net revenues grew by 6.7%.

Operating companies income increased by 18.4% to $3.2 billion, including favorable currency of $107 million. Excluding the impact of currency, operating companies income increased by 14.3%, primarily reflecting favorable pricing that more than offset unfavorable volume/mix. Excluding the impact of currency and acquisitions, operating companies income was up by 13.3%.

EEMA Operating Companies Income ($ Millions)

	Full-Year				Fourth-Quarter
	2010	2009	Change		2010	2009	Change
Reported OCI	$3,152	$2,663	18.4%		$740	$681	8.7%
Asset impairment & exit costs	0	0			0	0

Adjusted OCI	$3,152	$2,663	18.4%		$740	$681	8.7%
Adjusted OCI Margin*	42.5%	39.2%	3.3	p.p.	39.4%	36.4%	3.0	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency and acquisitions, adjusted operating companies income margin was up by 2.4 percentage points to 41.6%, as detailed on Schedule 15.

PMI’s cigarette shipment volume decreased by 3.2%, principally due to: Romania, mainly due to a lower total market and lower market share following excise tax increases in 2009 and 2010; Turkey, driven by the significant tax-driven price increase of January, 2010; and Ukraine, due to the unfavorable impact of excise tax-driven price increases in 2009 and 2010, as well as lower share driven by low-price competition, partly offset by growth in Russia and North Africa, principally Algeria. Shipment volume of Marlboro was down by 1.5%, principally due to declines in Romania, Russia and Turkey, partly offset by strong growth in North Africa.

2010 Fourth-Quarter Results

In EEMA, net revenues increased by 0.3% to $1.9 billion, despite unfavorable currency of $29 million. Excluding the impact of currency, net revenues increased by 1.8%, primarily driven by favorable pricing of $94 million, which more than offset unfavorable volume/mix of $60 million, with growth, notably in Russia, partially offset by a lower total market in Turkey, following the steep January 2010 excise tax increase, and Ukraine, reflecting lower shipment volume, driven by the impact of tax-driven price increases, and lower share.

Operating companies income increased by 8.7% to $740 million, including favorable currency of $33 million. Excluding the impact of currency, operating companies income increased by 3.8%, primarily reflecting favorable pricing that more than offset unfavorable volume/mix. Excluding the impact of currency, adjusted operating companies income margin was up by 0.7 percentage points to 37.1%, as detailed on Schedule 11.

PMI’s cigarette shipment volume decreased by 6.0%, principally due to Romania, down by 33.9%, reflecting a lower market share and unfavorable inventory movements, and Ukraine, down by 34.8%, reflecting the excise tax-driven price increase on July 1, 2010, and lower share. Shipment volume of Marlboro was down by 4.8%, principally due to declines in Romania and Turkey, partly offset by strong growth in the Middle East and North Africa.

EEMA Key Market Commentaries

In Russia, PMI’s shipment volume increased by 2.0% in 2010. Whilst shipment volume of PMI’s premium portfolio was down by 5.8%, primarily due to a decline in Marlboro of 10.9%, shipment volume of above premium Parliament was up by 0.3%. In the mid-price segment, shipment volume was down by 20.6% and up by 6.4% for L&M and Chesterfield, respectively. In the low price segment, shipment volume of Bond Street, Next and Optima was up by 21.2%, 8.6% and 3.1%, respectively. PMI’s market share of 25.5%, as measured by A.C. Nielsen, was up slightly by 0.1 point. Market share for Parliament, in the above premium segment, was unchanged; Marlboro, in the premium segment, was down by 0.3 share points; L&M in the mid-price segment was down by 0.7 share points; Chesterfield in the mid-price segment was up by 0.2 share points; and Bond Street in the low price segment was up by 1.1 share points.

In Turkey, the total cigarette market declined by 13.2%, primarily due to the steep January 2010 excise tax increase. PMI’s shipment volume declined by 12.9%. PMI’s market share, as measured by A.C. Nielsen, declined by 0.9 points to 42.1%, due to Parliament, down by 1.2 share points, Marlboro, down by 1.4 share points, L&M, down by 0.6 share points, and Bond Street, down by 0.8 points, partially offset by Lark, up by 2.9 share points. Compared to all previous quarters in the year, PMI’s market share was up in the fourth quarter of 2010, reaching 44.7%, up by 1.5 share points versus the fourth quarter of 2009.

In Ukraine, the total cigarette market declined by 14.7%. PMI’s shipment volume decreased by 21.1%, reflecting the impact of steep excise tax-driven price increases in 2009 and 2010, as well as lower share driven by low-price competition. Whilst PMI’s market share, as measured by A.C. Nielsen, was down by 1.1 points to 34.9%, shares for premium Marlboro, Parliament and Virginia Slims were essentially flat, offset by lower share for mid-price L&M and brands in the low price segment.

ASIA REGION

2010 Full-Year Results

In Asia, net revenues increased by 21.6% to $7.9 billion, including favorable currency of $611 million. Excluding the impact of currency, net revenues increased by 12.2%, reflecting the favorable impact of the new business combination in the Philippines, and pricing of $491 million, primarily in Australia, Indonesia and Japan, including the favorable pricing variance in the fourth quarter generated by the revaluation of inventory at PMI’s distributor, partly offset by unfavorable volume/mix of $243 million, mainly due to the unfavorable impact of steep excise tax-driven price increases in Japan effective October 1, 2010. Excluding this impact, volume/mix was a favorable $96 million. Excluding the impact of currency and the favorable impact of the new business combination in the Philippines, net revenues increased by 3.8%.

Operating companies income grew by 25.2% to reach $3.0 billion. Excluding the impact of currency, operating companies income increased by 11.1%. Excluding the impact of currency and the favorable impact of the new business combination in the Philippines, operating companies income increased by 7.7%. Adjusted operating companies income increased by 26.0% as shown in the table below and detailed on Schedule 15.

Asia Operating Companies Income ($ Millions)

	Full-Year				Fourth-Quarter
	2010	2009	Change		2010	2009	Change
Reported OCI	$3,049	$2,436	25.2%		$790	$503	57.1%
Asset impairment & exit costs	20	0			20	0

Adjusted OCI	$3,069	$2,436	26.0%		$810	$503	61.0%
Adjusted OCI Margin*	38.7%	37.3%	1.4	p.p.	38.5%	29.3%	9.2	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was essentially flat at 37.2%, as detailed on Schedule 15. Excluding currency and the impact of the new business combination in the Philippines, adjusted operating companies income margin was up by 1.4 percentage points to 38.7%, as detailed on Schedule 15.

PMI’s cigarette shipment volume increased 24.8%, mainly due to: 57.4 billion units from the new business combination in the Philippines, and growth in Indonesia and Korea, partially offset by a decline in Japan of 12.3%, reflecting the significant impact of the October 1, 2010, tax increase. Shipment volume of Marlboro was up by 3.0%, due to strong growth in Korea and the Philippines, offset by the aforementioned excise tax impact in Japan.

2010 Fourth-Quarter Results

In Asia, net revenues increased by 22.9% to $2.1 billion, including favorable currency of $127 million. Excluding the impact of currency, net revenues increased by 15.5%, reflecting the favorable impact of the new business combination in the Philippines, and pricing of $345 million, primarily in Australia, Indonesia and Japan, including the aforementioned favorable inventory revaluation, partly offset by unfavorable volume/mix of $251 million, mainly due to the unfavorable impact of steep excise tax-driven price increases in Japan effective October 1, 2010. Excluding this impact, volume/mix was a favorable $15 million. Excluding the impact of currency and the favorable impact of the new business combination in the Philippines, net revenues increased by 5.5%.

Operating companies income grew by 57.1% to reach $790 million. Excluding the impact of currency, operating companies income increased by 41.4%, primarily reflecting favorable pricing that more than offset unfavorable volume/mix. Excluding the impact of currency and the favorable impact of the new business combination in the Philippines, operating companies income increased by 37.2%. Adjusted operating companies income increased by 61.0% as shown in the table above and detailed on Schedule 11.

Excluding the impact of currency, adjusted operating companies income margin increased by 7.6 percentage points to 36.9%, as detailed on Schedule 11. Excluding currency and the impact of the new business combination in the Philippines, adjusted operating companies income margin was up by 8.9 percentage points to 38.2%, as detailed on Schedule 11.

PMI’s cigarette shipment volume increased 24.1%, mainly due to 17.9 billion units from the new business combination in the Philippines, and growth in Indonesia, Korea and Thailand, partially offset by a decline in Japan of 42.9%, reflecting the impact of the significant October 1, 2010, tax increase. Shipment volume of Marlboro was down by 8.7%, with growth in Indonesia, Korea and the Philippines offset by the aforementioned excise tax impact in Japan.

Asia Key Market Commentaries

In Indonesia, the total cigarette market was up by 3.9% in 2010. PMI’s shipment volume increased by 3.7% to reach a record high. Market share was essentially flat at 29.1%, mainly due to price sensitivity as the premium price Sampoerna A and Dji Sam Soe transitioned through key retail price points, partially offset by growth from mid-price U Mild.

In Japan, the total cigarette market decreased by 7.4% in 2010, reflecting the unfavorable impact of the significant October 1, 2010, tax-driven price increases. Whilst PMI’s shipment volume was down by 12.3%, market share of 24.4% was up, for the second consecutive year, by 0.4 points, reflecting growth in Marlboro’s share to 11.0%, up by 0.5 points. Supported by the February and July 2010 national roll-out of Marlboro Black Gold and Marlboro Ice Blast, Marlboro is the fastest growing cigarette brand family in terms of share performance. Market shares of Lark and the Philip Morris brand were essentially flat at 6.6% and 2.3%, respectively. In the fourth quarter of 2010, the total cigarette market decreased by 45.8%, reflecting the unfavorable impact of the aforementioned tax increase. Whilst PMI’s shipment volume was down by 42.9%, market share of 25.7% was up by 1.4 points, driven by growth in Marlboro’s share to 11.7%, up by 1.3 points. PMI’s share performance in the fourth quarter of 2010 benefitted, in part, from lower trade inventory movements prior to the excise tax-driven price increases of October 1, 2010, and subsequently a lower payback thereafter.

In Korea, whilst the total cigarette market decreased by 4.5% in 2010, PMI’s shipment volume increased by 12.3%, driven by market share increases. PMI’s market share reached a record 16.9%, up by a strong 2.5 points, driven by Marlboro, Parliament and Virginia Slims, up by 1.0, 1.3 and 0.3 share points, respectively.

In the Philippines, Philip Morris Philippines Manufacturing Inc. combined with Fortune Tobacco Corporation on February 25, 2010, to form a new company called PMFTC Inc. As a result of this business combination, PMI’s shipments were up by over 100% in 2010, and market share was 92.8% on a pro-forma basis for the full year. Excluding the favorable impact of this new business combination of 57.4 billion units, cigarette shipments of PMI brands increased by 10.7%, fueled by the growth of Marlboro and the Philip Morris brand.

LATIN AMERICA & CANADA REGION

2010 Full-Year Results

In Latin America & Canada, net revenues increased by 14.3% to $3.1 billion, including favorable currency of $179 million. Excluding the impact of currency, net revenues increased by 7.6%, reflecting favorable pricing of $175 million, primarily in Argentina, Canada and Mexico, and favorable volume/mix of $28 million.

Operating companies income increased by 43.1% to $953 million. Excluding the impact of currency, operating companies income increased by 30.3%, primarily reflecting favorable pricing and volume/mix, as well as a favorable comparison related to the 2009 investment and cooperation agreement charge in

Colombia. Excluding the impact of currency and acquisitions, operating companies income was up by 30.8%. Adjusted operating companies income grew by 19.0% as shown in the table below and detailed on Schedule 15.

Latin America & Canada Operating Companies Income ($ Millions)

	Full-Year				Fourth-Quarter
	2010	2009	Change		2010	2009	Change
Reported OCI	$953	$666	43.1%		$254	$214	18.7%
Colombian investment & cooperation agreement charge	0	135			0	0
Asset impairment & exit costs	0	0			0	0

Adjusted OCI	$953	$801	19.0%		$254	$214	18.7%
Adjusted OCI Margin*	31.2%	30.0%	1.2	p.p.	29.5%	28.0%	1.5	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin increased by 0.2 percentage points to 30.2%, as detailed on Schedule 15. Excluding currency and acquisitions, adjusted operating companies income margin was up by 0.3 percentage points to 30.3%, as detailed on Schedule 15.

PMI’s cigarette shipment volume increased by 1.5%, driven mainly by Argentina, Canada and Mexico, partly offset by declines in Brazil and Colombia. Shipment volume of Marlboro grew by 2.1%, mainly due to growth in Mexico.

2010 Fourth-Quarter Results

In Latin America & Canada, net revenues increased by 12.6% to $860 million, including favorable currency of $28 million. Excluding the impact of currency, net revenues increased by 8.9%, reflecting favorable pricing of $55 million, primarily in Argentina, Canada and Mexico, and favorable volume/mix of $13 million.

Operating companies income increased by 18.7% to $254 million. Excluding the impact of currency, operating companies income increased by 11.2%, primarily reflecting favorable pricing and volume/mix. Excluding the impact of currency and acquisitions, operating companies income was up by 11.7%. Adjusted operating companies income grew by 18.7% as shown in the table above and detailed on Schedule 11.

Excluding the impact of currency, adjusted operating companies income margin increased by 0.6 percentage points to 28.6%, as detailed on Schedule 11. Excluding currency and acquisitions, adjusted operating companies income margin was up by 0.7 percentage points to 28.7%, as detailed on Schedule 11.

PMI’s cigarette shipment volume increased by 2.4%, driven mainly by Mexico, reflecting favorable trade inventory movements ahead of the steep excise tax increase of January 1, 2011, partly offset by declines in Colombia. Shipment volume of Marlboro grew by 7.5%, mainly due to growth in Colombia and Mexico.

Latin America & Canada Key Market Commentaries

In Argentina, the total cigarette market was slightly down by 0.8% in 2010. PMI’s cigarette shipment volume increased by 0.7%, and market share increased by 1.2 points to a record 74.8%, fueled by Marlboro, up by 0.3 share points to 23.6%, and the Philip Morris brand, up by a robust 1.4 share points to 38.2%.

In Canada, the total tax-paid cigarette market was up by 4.3% in the fourth-quarter 2010 and by 9.5% for the full year, mainly reflecting government enforcement measures to reduce contraband sales since mid-2009. Although PMI’s cigarette shipment volume increased by 8.0% for the full year, market share declined by 0.5 points to 33.3%, with gains from premium price Belmont, up by 0.1 share point, and low price brands Next and Quebec Classique, up by 3.4 and 1.0 share points, respectively. These were offset by mid-price Number 7 and Canadian Classics, and low-price Accord, down by 1.2, 1.6 and 1.2 share points, respectively.

In Mexico, the total cigarette market was up by 2.5% in 2010. PMI’s cigarette shipment volume increased by 3.8%, and market share grew by 0.8 points to 70.1%, led by Marlboro, up by 0.9 share points to 49.1%, and by Delicados, the second best selling brand in the market, up by 0.3 points to a record 11.9%. In the fourth quarter of 2010, the total market was up by 8.5%, driven by favorable trade inventory movements ahead of the steep excise tax increase of January 1, 2011. PMI’s cigarette shipment volume increased by 9.8% in the quarter, and market share grew by 0.8 points to 70.2%, fueled by Marlboro, up by 1.9 points to 49.7%.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 160 countries. In 2010, the company held an estimated 16.0% share of the total international cigarette market outside of the U.S., or 27.6% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Philip Morris International Inc. and its tobacco subsidiaries (PMI) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; increases in raw material costs; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

PMI is also subject to legislation and governmental regulation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and governmental investigations.

PMI is subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with PMI’s understanding of applicable law.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2010. PMI cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make, except in the normal course of its public disclosure obligations.

###

Schedule 1

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended December 31,

($ in millions, except per share data)

(Unaudited)

	2010	2009	% Change
Net revenues	$17,807	$17,008	4.7%
Cost of sales	2,501	2,546	(1.8)%
Excise taxes on products (1)	10,770	10,291	4.7%

Gross profit	4,536	4,171	8.8%
Marketing, administration and research costs	1,694	1,638
Asset impairment and exit costs	27	26

Operating companies income	2,815	2,507	12.3%
Amortization of intangibles	23	20
General corporate expenses	49	46

Operating income	2,743	2,441	12.4%
Interest expense, net	216	225

Earnings before income taxes	2,527	2,216	14.0%
Provision for income taxes	717	632	13.4%

Net earnings	1,810	1,584	14.3%
Net earnings attributable to noncontrolling interests	58	62

Net earnings attributable to PMI	$1,752	$1,522	15.1%

Per share data:(2)
Basic earnings per share	$0.96	$0.80	20.0%

Diluted earnings per share	$0.96	$0.80	20.0%

(1)	The segment detail of excise taxes on products sold for the quarters ended December 31, 2010 and 2009 is shown on Schedule 2.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended December 31, 2010 and 2009 are shown on Schedule 4, Footnote 1.

Schedule 2

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended December 31,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total
2010	Net Revenues (1)	$6,997	$4,263	$4,141	$2,406	$17,807
	Excise Taxes on Products	(4,804)	(2,385)	(2,035)	(1,546)	(10,770)

	Net Revenues excluding Excise Taxes	2,193	1,878	2,106	860	7,037

2009	Net Revenues	$7,562	$3,912	$3,439	$2,095	$17,008
	Excise Taxes on Products	(5,196)	(2,039)	(1,725)	(1,331)	(10,291)

	Net Revenues excluding Excise Taxes	2,366	1,873	1,714	764	6,717

Variance	Currency	(166)	(29)	127	28	(40)
	Acquisitions	—	—	171	—	171
	Operations	(7)	34	94	68	189

	Variance Total	(173)	5	392	96	320
	Variance Total (%)	(7.3)%	0.3%	22.9%	12.6%	4.8%

	Variance excluding Currency	(7)	34	265	68	360
	Variance excluding Currency (%)	(0.3)%	1.8%	15.5%	8.9%	5.4%

	Variance excluding Currency & Acquisitions	(7)	34	94	68	189
	Variance excluding Currency & Acquisitions (%)	(0.3)%	1.8%	5.5%	8.9%	2.8%

(1)	2010 Currency (decreased) increased net revenues as follows:

European Union	$(516)
EEMA	(42)
Asia	256
Latin America & Canada	63

$(239)

Schedule 3

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended December 31,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2010	$1,031	$740	$790	$254	$2,815
2009	1,109	681	503	214	2,507
% Change	(7.0)%	8.7%	57.1%	18.7%	12.3%

Reconciliation:
For the quarter ended December 31, 2009	$1,109	$681	$503	$214	$2,507

2009 Asset impairment and exit costs	26	—	—	—	26
2010 Asset impairment and exit costs	(7)	—	(20)	—	(27)

Acquired businesses	—	—	41	(1)	40
Currency	(110)	33	79	16	18
Operations	13	26	187	25	251

For the quarter ended December 31, 2010	$1,031	$740	$790	$254	$2,815

Schedule 4

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings Attributable to PMI and Diluted Earnings Per Share

For the Quarters Ended December 31,

($ in millions, except per share data)

(Unaudited)

	Net Earnings Attributable to PMI	Diluted E.P.S.
2010 Net Earnings Attributable to PMI	$1,752	$0.96	(1)
2009 Net Earnings Attributable to PMI	$1,522	$0.80	(1)
% Change	15.1%	20.0%

Reconciliation:
2009 Net Earnings Attributable to PMI	$1,522	$0.80	(1)

Special Items:
2009 Asset impairment and exit costs	17	0.01
2010 Asset impairment and exit costs	(11)	(0.01)

Currency	15	0.01
Interest	—	—
Change in tax rate	4	—
Impact of lower shares outstanding and share-based payments	2	0.04
Operations	203	0.11

2010 Net Earnings Attributable to PMI	$1,752	$0.96	(1)

(1)	Basic and diluted EPS were calculated using the following (in millions):

	Q4 2010	Q4 2009
Net earnings attributable to PMI	$1,752	$1,522
Less distributed and undistributed earnings attributable to share-based payment awards	8	6

Net earnings for basic and diluted EPS	$1,744	$1,516

Weighted-average shares for basic EPS	1,809	1,899
Plus incremental shares from assumed conversions:
Stock Options	2	6

Weighted-average shares for diluted EPS	1,811	1,905

Schedule 5

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Years Ended December 31,

($ in millions, except per share data)

(Unaudited)

	2010	2009	% Change
Net revenues	$67,713	$62,080	9.1%
Cost of sales	9,713	9,022	7.7%
Excise taxes on products (1)	40,505	37,045	9.3%

Gross profit	17,495	16,013	9.3%
Marketing, administration and research costs	5,983	5,713
Asset impairment and exit costs	47	29

Operating companies income	11,465	10,271	11.6%
Amortization of intangibles	88	74
General corporate expenses	177	157

Operating income	11,200	10,040	11.6%
Interest expense, net	876	797

Earnings before income taxes	10,324	9,243	11.7%
Provision for income taxes	2,826	2,691	5.0%

Net earnings	7,498	6,552	14.4%
Net earnings attributable to noncontrolling interests	239	210

Net earnings attributable to PMI	$7,259	$6,342	14.5%

Per share data:(2)
Basic earnings per share	$3.93	$3.25	20.9%

Diluted earnings per share	$3.92	$3.24	21.0%

(1)	The segment detail of excise taxes on products sold for the years ended December 31, 2010 and 2009 is shown on Schedule 6.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the years ended December 31, 2010 and 2009 are shown on Schedule 8, Footnote 1.

Schedule 6

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Years Ended December 31,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total
2010	Net Revenues (1)	$28,050	$15,928	$15,235	$8,500	$67,713
	Excise Taxes on Products	(19,239)	(8,519)	(7,300)	(5,447)	(40,505)

	Net Revenues excluding Excise Taxes	8,811	7,409	7,935	3,053	27,208

2009	Net Revenues	$28,550	$13,865	$12,413	$7,252	$62,080
	Excise Taxes on Products	(19,509)	(7,070)	(5,885)	(4,581)	(37,045)

	Net Revenues excluding Excise Taxes	9,041	6,795	6,528	2,671	25,035

Variance	Currency	(172)	76	611	179	694
	Acquisitions	3	80	548	—	631
	Operations	(61)	458	248	203	848

	Variance Total	(230)	614	1,407	382	2,173
	Variance Total (%)	(2.5)%	9.0%	21.6%	14.3%	8.7%

	Variance excluding Currency	(58)	538	796	203	1,479
	Variance excluding Currency (%)	(0.6)%	7.9%	12.2%	7.6%	5.9%

	Variance excluding Currency & Acquisitions	(61)	458	248	203	848
	Variance excluding Currency & Acquisitions (%)	(0.7)%	6.7%	3.8%	7.6%	3.4%

(1)	2010 Currency increased (decreased) net revenues as follows:

European Union	$(488)
EEMA	193
Asia	1,415
Latin America & Canada	437

$1,557

Schedule 7

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Years Ended December 31,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2010	$4,311	$3,152	$3,049	$953	$11,465
2009	4,506	2,663	2,436	666	10,271
% Change	(4.3)%	18.4%	25.2%	43.1%	11.6%

Reconciliation:
For the year ended December 31, 2009	$4,506	$2,663	$2,436	$666	$10,271

2009 Colombian investment and cooperation agreement charge	—	—	—	135	135
2009 Asset impairment and exit costs	29	—	—	—	29
2010 Asset impairment and exit costs	(27)	—	(20)	—	(47)

Acquired businesses	2	28	104	(3)	131
Currency	(191)	107	342	85	343
Operations	(8)	354	187	70	603

For the year ended December 31, 2010	$4,311	$3,152	$3,049	$953	$11,465

Schedule 8

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings Attributable to PMI and Diluted Earnings Per Share

For the Years Ended December 31,

($ in millions, except per share data)

(Unaudited)

	Net Earnings Attributable to PMI	Diluted E.P.S.
2010 Net Earnings Attributable to PMI	$7,259	$3.92	(1)
2009 Net Earnings Attributable to PMI	$6,342	$3.24	(1)
% Change	14.5%	21.0%

Reconciliation:
2009 Net Earnings Attributable to PMI	$6,342	$3.24	(1)

Special Items:
2009 Colombian investment and cooperation agreement charge	93	0.04
2009 Asset impairment and exit costs	19	0.01
2010 Asset impairment and exit costs	(24)	(0.02)
2010 Tax items	121	0.07

Currency	232	0.12
Interest	(60)	(0.03)
Change in tax rate	59	0.03
Impact of lower shares outstanding and share-based payments	10	0.22
Operations	467	0.24

2010 Net Earnings Attributable to PMI	$7,259	$3.92	(1)

(1)	Basic and diluted EPS were calculated using the following (in millions):

	2010	2009
Net earnings attributable to PMI	$7,259	$6,342
Less distributed and undistributed earnings attributable to share-based payment awards	33	23

Net earnings for basic and diluted EPS	$7,226	$6,319

Weighted-average shares for basic EPS	1,839	1,943
Plus incremental shares from assumed conversions:
Stock Options	3	7

Weighted-average shares for diluted EPS	1,842	1,950

Schedule 9

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

(Unaudited)

	December 31, 2010		December 31, 2009
Assets
Cash and cash equivalents	$1,703		$1,540
All other current assets	12,053		13,142
Property, plant and equipment, net	6,499		6,390
Goodwill	10,161		9,112
Other intangible assets, net	3,873		3,546
Other assets	761		822

Total assets	$35,050		$34,552

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,747		$1,662
Current portion of long-term debt	1,385		82
All other current liabilities	9,672		9,434
Long-term debt	13,370		13,672
Deferred income taxes	2,027		1,688
Other long-term liabilities	1,728		1,869

Total liabilities	29,929		28,407

Redeemable noncontrolling interests	1,188		—

Total PMI stockholders’ equity	3,506		5,716
Noncontrolling interests	427		429

Total stockholders’ equity	3,933		6,145

Total liabilities and stockholders’ equity	$35,050		$34,552

Total debt	$16,502		$15,416
Total debt to EBITDA	1.36	(1)	1.42	(1)
Net debt to EBITDA	1.22	(1)	1.27	(1)

(1)	For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 18.

Schedule 10

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Quarters Ended December 31,

($ in millions)

(Unaudited)

2010									2009			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions		Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$6,997	$4,804	$2,193	$(166)	$2,359	$—		$2,359	European Union	$7,562	$5,196	$2,366	(7.3)%	(0.3)%	(0.3)%
4,263	2,385	1,878	(29)	1,907	—		1,907	EEMA	3,912	2,039	1,873	0.3%	1.8%	1.8%
4,141	2,035	2,106	127	1,979	171	(1)	1,808	Asia	3,439	1,725	1,714	22.9%	15.5%	5.5%
2,406	1,546	860	28	832	—		832	Latin America & Canada	2,095	1,331	764	12.6%	8.9%	8.9%

$17,807	$10,770	$7,037	$(40)	$7,077	$171		$6,906	PMI Total	$17,008	$10,291	$6,717	4.8%	5.4%	2.8%

2010									2009			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions		Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$1,031			$(110)	$1,141	$—		$1,141	European Union			$1,109	(7.0)%	2.9%	2.9%
740			33	707	—		707	EEMA			681	8.7%	3.8%	3.8%
790			79	711	21	(2)	690	Asia			503	57.1%	41.4%	37.2%
254			16	238	(1)		239	Latin America & Canada			214	18.7%	11.2%	11.7%

$2,815			$18	$2,797	$20		$2,777	PMI Total			$2,507	12.3%	11.6%	10.8%

(1)	Represents the business combination in the Philippines.
(2)	Represents the business combination in the Philippines, including $20 million of asset impairment and exit costs due to a contract termination.

Schedule 11

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Quarters Ended December 31,

($ in millions)

(Unaudited)

2010									2009			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions		Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions
$1,031	$(7)	$1,038	$(110)	$1,148	$—		$1,148	European Union	$1,109	$(26)	$1,135	(8.5)%	1.1%	1.1%
740	—	740	33	707	—		707	EEMA	681	—	681	8.7%	3.8%	3.8%
790	(20)	810	79	731	41	(1)	690	Asia	503	—	503	61.0%	45.3%	37.2%
254	—	254	16	238	(1)		239	Latin America & Canada	214	—	214	18.7%	11.2%	11.7%

$2,815	$(27)	$2,842	$18	$2,824	$40		$2,784	PMI Total	$2,507	$(26)	$2,533	12.2%	11.5%	9.9%

2010									2009			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(2)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(2)		Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(2)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions
$1,148	$2,359	48.7%		$1,148	$2,359		48.7%	European Union	$1,135	$2,366	48.0%		0.7	0.7
707	1,907	37.1%		707	1,907		37.1%	EEMA	681	1,873	36.4%		0.7	0.7
731	1,979	36.9%		690	1,808		38.2%	Asia	503	1,714	29.3%		7.6	8.9
238	832	28.6%		239	832		28.7%	Latin America & Canada	214	764	28.0%		0.6	0.7

$2,824	$7,077	39.9%		$2,784	$6,906		40.3%	PMI Total	$2,533	$6,717	37.7%		2.2	2.6

(1)	Represents the business combination in the Philippines.
(2)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 10.

Schedule 12

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Quarters Ended December 31,

(Unaudited)

	2010	2009	% Change
Reported Diluted EPS	$0.96	$0.80	20.0%

Adjustments:
Asset impairment and exit costs	0.01	0.01

Adjusted Diluted EPS	$0.97	$0.81	19.8%

Less:
Currency Impact	0.01

Adjusted Diluted EPS, excluding Currency	$0.96	$0.81	18.5%

Schedule 13

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Quarters Ended December 31,

(Unaudited)

	2010	2009	% Change
Reported Diluted EPS	$0.96	$0.80	20.0%

Less:
Currency Impact	0.01

Reported Diluted EPS, excluding Currency	$0.95	$0.80	18.8%

Schedule 14

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

2010									2009			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions		Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$28,050	$19,239	$8,811	$(172)	$8,983	$3		$8,980	European Union	$28,550	$19,509	$9,041	(2.5)%	(0.6)%	(0.7)%
15,928	8,519	7,409	76	7,333	80		7,253	EEMA	13,865	7,070	6,795	9.0%	7.9%	6.7%
15,235	7,300	7,935	611	7,324	548	(1)	6,776	Asia	12,413	5,885	6,528	21.6%	12.2%	3.8%
8,500	5,447	3,053	179	2,874	—		2,874	Latin America & Canada	7,252	4,581	2,671	14.3%	7.6%	7.6%

$67,713	$40,505	$27,208	$694	$26,514	$631		$25,883	PMI Total	$62,080	$37,045	$25,035	8.7%	5.9%	3.4%

2010									2009			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions		Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$4,311			$(191)	$4,502	$2		$4,500	European Union			$4,506	(4.3)%	(0.1)%	(0.1)%
3,152			107	3,045	28		3,017	EEMA			2,663	18.4%	14.3%	13.3%
3,049			342	2,707	84	(2)	2,623	Asia			2,436	25.2%	11.1%	7.7%
953			85	868	(3)		871	Latin America & Canada			666	43.1%	30.3%	30.8%

$11,465			$343	$11,122	$111		$11,011	PMI Total			$10,271	11.6%	8.3%	7.2%

(1)	Represents the business combination in the Philippines.
(2)	Represents the business combination in the Philippines, including $20 million of asset impairment and exit costs due to a contract termination.

Schedule 15

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

2010									2009				% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions		Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment/ Exit Costs & Other		Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions
$4,311	$(27)	$4,338	$(191)	$4,529	$2		$4,527	European Union	$4,506	$(29)		$4,535	(4.3)%	(0.1)%	(0.2)%
3,152	—	3,152	107	3,045	28		3,017	EEMA	2,663	—		2,663	18.4%	14.3%	13.3%
3,049	(20)	3,069	342	2,727	104	(1)	2,623	Asia	2,436	—		2,436	26.0%	11.9%	7.7%
953	—	953	85	868	(3)		871	Latin America & Canada	666	(135	) (2)	801	19.0%	8.4%	8.7%

$11,465	$(47)	$11,512	$343	$11,169	$131		$11,038	PMI Total	$10,271	$(164)		$10,435	10.3%	7.0%	5.8%

2010									2009				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(3)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(3)		Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(3)		Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions
$4,529	$8,983	50.4%		$4,527	$8,980		50.4%	European Union	$4,535	$9,041		50.2%		0.2	0.2
3,045	7,333	41.5%		3,017	7,253		41.6%	EEMA	2,663	6,795		39.2%		2.3	2.4
2,727	7,324	37.2%		2,623	6,776		38.7%	Asia	2,436	6,528		37.3%		(0.1)	1.4
868	2,874	30.2%		871	2,874		30.3%	Latin America & Canada	801	2,671		30.0%		0.2	0.3

$11,169	$26,514	42.1%		$11,038	$25,883		42.6%	PMI Total	$10,435	$25,035		41.7%		0.4	0.9

(1)	Represents the business combination in the Philippines.
(2)	Represents the 2009 Colombian investment and cooperation agreement charge.
(3)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 14.

Schedule 16

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Years Ended December 31,

(Unaudited)

	2010	2009	% Change
Reported Diluted EPS	$3.92	$3.24	21.0%

Adjustments:
Colombian investment and cooperation agreement charge	—	0.04
Tax items	(0.07)	—
Asset impairment and exit costs	0.02	0.01

Adjusted Diluted EPS	$3.87	$3.29	17.6%

Less:
Currency Impact	0.12

Adjusted Diluted EPS, excluding Currency	$3.75	$3.29	14.0%

Schedule 17

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Years Ended December 31,

(Unaudited)

	2010	2009	% Change
Reported Diluted EPS	$3.92	$3.24	21.0%

Less:
Currency Impact	0.12

Reported Diluted EPS, excluding Currency	$3.80	$3.24	17.3%

Schedule 18

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios

($ in millions, except ratios)

(Unaudited)

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
Earnings before income taxes	$10,324	$9,243
Interest expense, net	876	797
Depreciation and amortization	932	853

EBITDA	$12,132	$10,893

	December 31, 2010	December 31, 2009
Short-term borrowings	$1,747	$1,662
Current portion of long-term debt	1,385	82
Long-term debt	13,370	13,672

Total Debt	$16,502	$15,416
Less: Cash and cash equivalents	1,703	1,540

Net Debt	$14,799	$13,876

Ratios
Total Debt to EBITDA	1.36	1.42

Net Debt to EBITDA	1.22	1.27

Schedule 19

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency

Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency

For the Quarters and Years Ended December 31,

($ in millions)

(Unaudited)

	For the Quarters Ended December 31,			For the Years Ended December 31,
	2010	2009	% Change	2010	2009	% Change
Net cash provided by operating activities(a)	$1,581	$1,465	7.9%	$9,437	$7,884	19.7%

Less:
Capital expenditures	230	232		713	715

Free cash flow	$1,351	$1,233	9.6%	$8,724	$7,169	21.7%

Less:
Currency impact	6			(2)

Free cash flow, excluding Currency	$1,345	$1,233	9.1%	$8,726	$7,169	21.7%

	For the Quarters Ended December 31,			For the Years Ended December 31,
	2010	2009	% Change	2010	2009	% Change
Net cash provided by operating activities(a)	$1,581	$1,465	7.9%	$9,437	$7,884	19.7%

Less:
Currency impact	5			23

Net cash provided by operating activities, excluding Currency	$1,576	$1,465	7.6%	$9,414	$7,884	19.4%

(a)	Operating cash flow.